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                                    EXHIBIT 2


The Board of Directors
WorldPages.com, Inc.

We consent to the use of our report dated February 4, 2000, relating to the consolidated balance sheets of WorldPages.com, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows, and for each of the years in the three-year period ended December 31, 1999 incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                             /s/ KPMG LLP



St. Louis, Missouri
July 20, 2000


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